Exhibit 99.2

January 15, 2008

Press Release

On January 10, 2008, the Board of Directors of United Wisconsin Grain Producers LLC (UWGP) voted to make a distribution of $250 per unit to all unit holders of record as of January 10, 2008, for a total distribution to members of approximately $7,175,000.  This distribution will occur on or about February 15th, 2008.

UWGP will have distributed approximately $37.0 million to its unit holders since starting production in May of 2005 – this amounts to $1,286 per unit or 128.6% of the original unit price of $1000.

UWGP will also use cash to pay off the remainder of its $29.0 million term debt.  That outstanding balance is approximately $14.3 million.  This cash will become available as several interest bearing investment instruments mature between now and the end of April.

With earnings from its first 32 months of operation UWGP will have paid a total of approximately $66 million to its unit holders and its senior lender.

Other funds from earnings have gone toward the first phase of the production capacity expansion, and several facility improvements which are currently underway.  UWGP has acted successfully as its own general contractor on these projects and plans to continue to conduct its projects in this fashion.  UWGP is currently preparing its application to the state for a construction permit to add thirty million gallons of production capacity at the Friesland location. The company is currently operating at an annual capacity of 56 million gallons and plans to reach its currently permitted annual production volume of 60 million in the second quarter of 2008.

UWGP continues to be a leader in the industry in terms of production volume per dollar invested and in alcohol yield per bushel of corn.  The company also makes a very high quality distillers grain which is increasingly the choice of buyers in the Far East.

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